NEWS RELEASE
                 Provident Financial Services, Inc. (NYSE: PFS)
Contact:

Kenneth J. Wagner
Senior Vice President
Investor Relations
Provident Financial Services, Inc.
830 Bergen Avenue
Jersey City, NJ  07306
201-915-5344


FOR IMMEDIATE RELEASE: July 22, 2004

          Provident Financial Services, Inc. Announces Final Payment of
                      First Sentinel Merger Consideration

JERSEY CITY, N.J.--Provident Financial Services, Inc. (NYSE: PFS) ("Provident") announced today that final merger consideration of cash, shares of Provident common stock and cash in lieu of fractional shares has been distributed to former stockholders of First Sentinel Bancorp, Inc. ("First Sentinel"). The acquisition of First Sentinel was completed on July 14, 2004, and, pursuant to the terms of the Agreement and Plan of Merger, 60% of First Sentinel common stock was converted into Provident common stock at an exchange rate of 1.092 Provident shares per each First Sentinel share, and 40% was converted into $22.25 in cash for each First Sentinel share.

Accordingly, First Sentinel stockholders who made a stock election for all or a portion of their shares of First Sentinel common stock received 1.092 shares of Provident common stock for each of their stock election shares. The cash consideration was oversubscribed. First Sentinel stockholders who made a cash election for all or a portion of their shares received the cash consideration of $22.25 per share for 63.4789465% of their cash election shares and 1.092 shares of Provident common stock for the remaining 36.5210535% of their cash election shares. First Sentinel stockholders who elected "No Preference" or who did not make a valid election received 1.092 shares of Provident common stock for each of their First Sentinel shares. No fractional shares of Provident common stock were issued. In lieu of such fractional shares, Provident paid cash at the rate of $17.01 per whole share.

Provident is the holding company for The Provident Bank. Provident reported assets of $4.26 billion as of March 31, 2004. With the addition of the former First Savings Bank's 22 branches, The Provident Bank now has over $6 billion in assets and $4 billion in deposits and serves its customers via a network of 76 branches throughout northern and central New Jersey.

This news release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such

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forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Provident with the Securities and Exchange Commission from time to time. Provident undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Access the filings and other financial and business information regarding the Company at www.providentnj.com.